Exhibit 10.16

Summary of New Jersey Resources Corporation Non-Employee Director Compensation

Annual Retainer Fee: (effective January 1, 2009)	$35,000 cash (paid quarterly)
1,200 shares of NJR Common Stock (paid annually)

Lead Non-Management Director Fee:	$10,000
Annual Retainer for Committee Chairs:
Audit Committee Chair:	$10,000
Executive Committee Chair:	$10,000
Financial Policy Committee Chair:	$5,000
Leadership Development and Compensation Committee Chair:	$5,000
Nominating/Corporate Governance Committee Chair:	$5,000

Committee Meeting Fees:	$1,500 per meeting attended